BINGO.COM, INC.

Consolidated Financial Statements

Years ended December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm                                                             2

Consolidated Financial Statements

Balance Sheets                                                                                                                             3

Statements of Operations                                                                                                              4

Statements of Stockholders' Equity (Deficit)                                                                                  5

Statements of Cash Flows                                                                                                            6

Notes to Consolidated Financial Statements                                                                                 7

Dohan and Company                                                 7700 North Kendall Drive, #200

Certified Public Accountants                                     Miami, Florida 33156-7578

A Professional Association                                        Telephone       (305) 274-1366

                                                                                    Facsimile         (305) 274-1368

                                                                                    Email               info@uscpa.com

                                                                                    Internet           www.uspca.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Bingo.com, Inc.

We have audited the accompanying consolidated balance sheets of Bingo.com, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bingo.com, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Dohan and Company, CPA's

Miami, Florida

February 25, 2005

BINGO.COM, INC.

Consolidated Balance Sheets

December 31,	2004	2003
Assets
Current assets:
Cash	$74,032	$34,046
Accounts receivable	56,588	67,574
Inventory	864	663
Prepaid expenses	19,083	14,229
Total Current Assets	150,567	116,512

Equipment, net (Note 3)	118,933	45,247

Other assets	7,659	10,797

Domain name rights and intangible assets (Note 4)	1,294,730	1,304,617

Deferred tax asset, less valuation allowance of $3,148,726 (2003 - $2,905,525) (Note 8)	-	-

Total Assets	$1,571,889	$1,477,173

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$466,864	$617,903
Accounts payable - related party (Note 9)	112,857	192,068
Accrued liabilities	74,319	93,472
Accrued liabilities - related party (Note 9)	6,403	365,702
Unearned revenue	115,500	24,511
Total Current Liabilities	775,943	1,293,656

Long term liabilities
Loan payable - related party (Note 9)	157,042	190,858
Debenture payable (Note 5)	-	1,395,000
Less warrants - debenture discount	-	(259,823)
Total Long Term Liabilities	157,042	1,326,035

Total Liabilities	932,985	2,619,691

Commitments (Note 7)

Stockholders' equity (deficit) (Note 6):
Common stock, $0.001 par value, authorized 50,000,000 shares; issued and outstanding 24,399,086 shares (2003 - 11,104,608)	24,399	11,105
Additional paid-in capital	10,071,299	8,231,531
Accumulated deficit	(9,481,374)	(9,409,734)
Accumulated other comprehensive loss: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Equity (Deficit)	638,904	(1,142,518)

Total Liabilities and Stockholders Equity (Deficit)	$1,571,889	$1,477,173

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Operations

Years ended December 31	2004	2003

Revenue	$1,158,620	$888,888

Cost of revenue	245,594	211,253

Gross profit	913,026	677,635

Operating expenses:
Depreciation and amortization	26,347	32,612
General and administrative	614,287	509,272
Selling and marketing	51,452	30,941
Total operating expenses	692,086	572,825

Income before other income (expense)	220,940	104,810

Other income (expense):
Foreign exchange losses	(27,213)	(58,167)
Gain on settlement of debt	42,933	61,468
Loss on disposal of equipment	-	(58,808)
Interest expense	(55,406)	(172,174)
Interest expense - warrants	(259,823)	(112,913)
Interest income	6,879	155
Other income	50	138

Loss before income taxes	(71,640)	(235,491)

Income tax expense	-	-

Net loss	$(71,640)	$(235,491)

Net loss per common share, basic and diluted (Note 2)	$(0.00)	$(0.02)

Weighted average common shares outstanding, basic and diluted (Note 2)	20,183,438	11,104,608

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Stockholders' Equity (Deficit)

Years ended December 31, 2004 and 2003

	Common stock				Accumulated Other Comprehensive loss
	Shares	Amount	Additional paid-in capital	Accumulated (Deficit)	Foreign currency translation adjustment	Total Stockholders' Equity (Deficit)
Balance, December 31, 2002	11,104,608	11,105	8,231,531	(9,174,243)	24,580	(907,027)

Net loss	-	-	-	(235,491)	-	(235,491)
Balance, December 31, 2003	11,104,608	$ 11,105	$ 8,231,531	$ (9,409,734)	$ 24,580	$ (1,142,518)

Conversion of Debenture "A" and accrued interest	12,003,334	12,003	1,638,664	-	-	1,650,667

Conversion of Debenture "B" and accrued interest	1,141,144	1,141	178,754	-	-	179,895

Exercise of stock options	150,000	150	22,350	-	-	22,500

Net loss	-	-	-	(71,640)	-	(71,640)
Balance, December 31, 2004	24,399,086	$ 24,399	$ 10,071,299	$ (9,481,374)	$ 24,580	$ 638,904

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Cash Flows

Years ended December 31,	2004	2003
Cash flows from operating activities:
Net loss	$(71,640)	$(235,491)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock based compensation costs	-	-
Depreciation and amortization	26,347	32,612
Gain on settlement of debt	(42,933)	(61,468)
Amortization of warrants - debenture discount	259,823	112,913
Loss on disposal of equipment	-	58,808
Changes in operating assets and liabilities:
Accounts receivable	10,986	(44,180)
Prepaid expenses	(4,854)	(136)
Inventory	(201)	1,968
Other assets	3,138	18,878
Accounts payable and accrued liabilities	(80,771)	180,934
Unearned revenue	90,989	(6,089)
Net cash provided by operating activities	190,884	58,749

Cash flows from investing activities:
Acquisition of equipment	(90,146)	(7,138)
Acquisition of intangible asset	(49,436)	-
Net cash used in investing activities	(139.582)	(7,138)

Cash flows from financing activities:
Capital lease repayments	-	(25,971)
Exercise of stock options	22,500	-
Repayment of loans and notes payable	(33,816)	(6,276)
Net cash used in financing activities	(11,316)	(32,247)

Net increase in cash	39,986	19,364

Cash, beginning of year	34,046	14,682
Cash, end of year	$74,032	$34,046

Supplementary information:
Interest paid	$2,662	$4,774
Income taxes paid	$-	$-

Non-cash transactions:
Acquisition of intangible asset - to be paid in 2004	$-	$(49,436)

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

1.   Introduction:

      Nature of business

Bingo.com, Inc. (the "Company") was incorporated on January 12, 1987, under the laws of the State of Florida as Progressive General Lumber Corp. On January 22, 1999, the Company changed its name to Bingo.com, Inc.  The Company is in the business of providing games and entertainment based on the game of bingo through its internet portal, www.bingo.com and earns revenue from advertising placed on the portal.

Management Plans

Management are currently in negotiations for a possible private placement. These funds will be used to expand the business. There is no guarantee that these negotiations will be successful.

2.    Summary of significant accounting policies:

(a)    Basis of presentation:

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements include the accounts of the Company's wholly-owned subsidiaries, English Bay Office Management Limited (previously Bingo.com (Canada) Enterprises Inc.), Bingo.com Ltd. (registered in Anguilla, British West Indies), Bingo.com N.V. (registered in Curacao, Netherlands Antilles), Bingo.com (Antigua) Inc., Bingo.com (Wyoming) Inc., Bingo Acquisition Corp and the 99% owned subsidiary, Bingo.com (UK) plc. All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

(b)    Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles of the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and recognized revenues and expenses for the reporting periods.  Significant areas requiring the use of estimates include the valuation of long-lived assets, the collectibility of accounts receivable and the valuation of deferred tax assets.  Actual results may differ significantly from these estimates.

(c)    Revenue recognition:

Advertising revenues have been recognized as the advertising campaign or impressions and clicks are made on the website and when collection of the amounts are reasonably assured. Cash received in advance of the advertising campaigns or impressions and clicks are recorded under unearned revenue.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.    Summary of significant accounting policies (Continued):

(d)    Foreign currency:

The consolidated financial statements are presented in United States dollars, the functional currency of the Company. The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS 52"). Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date.

Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

During the year ended December 31, 2003, the Company determined that its subsidiaries' functional currency was changed from the local currency to the reporting currency of the Company.

(e)    Accounts receivable:

Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable primarily includes trade receivables from customers and Goods and Services Taxes receivable in Canada.   The Company estimates doubtful accounts on an item-by-item basis and includes over-aged accounts as part of allowance for doubtful accounts, which are generally ones that are ninety-days overdue.  Bad debt expense for the year ended December 31, 2004, was $9,200 (2003 - $693).

(f)      Inventory:

Inventory is stated at the lower of cost or market value. It consists of products, such as t-shirts, which are sold from our online store.

(g)    Equipment:

Equipment is recorded at cost less accumulated depreciation. Depreciation is provided for annually over the following periods :

                        Equipment and computers                      3 years

                        Furniture and fixtures                             5 years

Expenditure for maintenance and repairs are charged to expenses as incurred. Major improvements are capitalized. Gains and losses on disposition of equipment are included in income or expenses as realized.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(h)    Advertising:

The Company expenses the cost of advertising in the period in which the advertising space or airtime is used. Advertising costs charged to selling and marketing expenses in 2004 totaled $18,254 (2003 - $nil).

(i)      Stock-based compensation:

The Company accounts for its stock-based compensation arrangements with employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  In accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), since the Company has continued to apply the principles of APB 25 to employee stock compensation, pro forma loss and pro forma loss per share information has been presented as if the options had been valued at their fair values.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation". This statement amends SFAS 123. SFAS 148 provides alternative methods of transition for companies that voluntarily change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." ("FIN 44")  The Company adopted FIN 44, effective July 1, 2000, with respect to certain provisions applicable to new awards, option repricings, and changes in grantee status.  FIN 44 addresses practice issues related to the application of APB 25.  The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and SFAS 148 and EITF No. 96-18, "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". The measurement date used is the earlier of either the performance commitment date or the date at which the equity instrument holder's performance is complete.

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards under those plans, consistent with the measurement

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(i) Stock-based compensation: (Continued)

provisions of SFAS 123 and SFAS 148, the Company's net loss and basic loss per share would have been adjusted as follows:

	2004	2003
Net loss for the year - as reported	$(71,640)	$(235,491)
Add: Total stock-based compensation expense included in net loss, as reported determined under APB 25, net of related tax effects	-	$-
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(168,075)	$(5,771)
Net loss for the year - pro forma	$(239,715)	$(241,262)
Basic net loss per share - as reported	$(0.00)	$(0.02)
Basic net loss per share - pro forma	$(0.01)	$(0.02)
Weighted average fair value of options granted during the year	$0.09	$0.01

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003
Expected dividend yield	-	-
Expected stock price volatility	146 - 175%	158 - 174%
Risk-free interest rate	0.98 - 1.52%	1.21 - 1.28%
Expected life of options	5 years	5 years
Block discount applied	40%	40%

In December 2004, the FASB issued SFAS No. 123 (revised 2004). Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Effective for the years on or after December 15, 2005, the Company will recognize all share-based payments to employees, including grants of employee stock options, in the statement of operations based on their fair values.

(j)      Impairment of long-lived assets and long-lived assets to be disposed of:

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets" ("SFAS 142"). During the years presented, the only long-lived assets reported on the Company's consolidated balance sheet are equipment, intangible assets and domain name rights.  These provisions require that long-lived assets and certain identifiable recorded intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(j)     Impairment of long-lived assets and long-lived assets to be disposed of: (Continued)

of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

(k)   Income taxes:

The Company follows the asset and liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the benefit of losses available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.  A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such future tax assets will be realized.

(l)     Net loss per share:

Basic net loss per share is computed using the weighted average number of common shares outstanding during the year.  Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants and convertible debt, outstanding during the year. As the Company has a net loss in each of the years presented, basic and diluted net loss per share is the same, as any exercise of the share purchase options or exercise of the warrants would be anti-dilutive. At December 31, 2004, a total of 4,905,000 (2003 - 20,130,138) potentially dilutive instruments were excluded from the determination of dilutive loss per share.

(m) Domain name and intangible assets:

The Company has capitalized the cost of the purchase of the domain name Bingo.com and was amortizing the cost over five years from the date of commencement of operations. In 2002, the Company suspended the amortization of the domain name cost in accordance with SFAS 142, where companies are no longer required to amortize indefinite life assets but instead test the indefinite intangible asset for impairment at least annually. The capitalized amount is based on the net present value of the minimum payments permitted

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(m) Domain name and intangible assets: (Continued)

under the terms of the purchase agreement. The domain name is tested for impairment by comparing the future cash flows of the domain name with its carrying value. The Company determined that no impairment existed for the years presented.

The Company capitalized the cost of the email list as an intangible asset and is amortizing the cost over the life of the contract (five years).

(n)   New accounting pronouncements:

In November 2004, the FASB issued Statement No. 151, "Inventory Costs", to amend the guidance in Chapter 4, "Inventory Pricing", of FASB Accounting Research Bulletin No. 43, "Restatement And Revision Of Accounting Research Bulletins", which will become effective for the Company in fiscal year 2006. Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Statement requires that those items be recognized as current-period charges. Additionally, Statement 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. Management believes that the adoption of SFAS 151 will not affect the Company's financial position or results of operations.

In December 2004, the FASB issued Statement No. 152 "Accounting for Real Estate Time-Sharing Transactions" an amendment of FASB Statements No. 66 and 67. Management believes that the adoption of SFAS 152 will not affect the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions." Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have any impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(n)  New accounting pronouncements:

and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company expects the adoption of this standard will have a material impact on its financial statements assuming employee stock options are granted in the future.

(o)   Financial instruments:

(i)  Fair values:

The fair value of cash, accounts receivable, accounts payable, accrued liabilities, unearned revenue and amounts due to related parties approximates their financial statement carrying amounts due to the short-term maturities of these instruments.

The financial statement carrying amount of the debentures payable reflects the market value to the Company for the debt.

 (ii)  Foreign currency risk:

The Company operates internationally, which gives rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations.  The Company has not entered into any forward exchange contracts or other derivative instrument to hedge against foreign exchange risk.

 (p) Reclassification

Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

3.   Equipment:

2004	Cost	Accumulated depreciation	Net book Value

Equipment and computers	$304,534	$190,551	$113,983
Furniture and fixtures	7,452	2,502	4,950
	$311,986	$193,053	$118,933

2003	Cost	Accumulated depreciation	Net book Value

Equipment and computers	$215,517	$175,115	$40,402
Furniture and fixtures	6,323	1,478	4,845
	$221,840	$176,593	$45,247

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

4.  Domain name rights and intangible asset:

The rights to use the domain name bingo.com were acquired in January of 1999 for a cash payment of $200,000 and the issuance of 500,000 shares of common stock of the Company at a value of $2.00 per share. The agreement was signed with Bingo, Inc., an unrelated party at the date of signing of the agreement. Under the terms of the agreement, the Company is required to make quarterly domain name purchase payments to the vendor based on 4% of annual gross revenue (as defined in the agreement), with total minimum payments of $1,100,000 in the first three years, including the initial cash payment, required over the 99 year period ended December 31, 2098. These minimum payments commitments were completed on June 30, 2002. During the year ended December 31, 2002, the agreement was amended so that the remaining domain name purchase payments to the vendor are made monthly, based on 4% of the preceding month's gross revenue. During the year ended December 31, 2004, expense payments of $46,343 (2003 - $35,556) was paid in accordance with the amended agreement.

Domain name rights have been capitalized on the balance sheet based on the present value of the future minimum royalty payments. In 2002, the Company suspended the amortization of the domain name in accordance with SFAS 142, where companies are no longer permitted to amortize indefinite life assets.

The intangible asset consists of an email list of Games, Inc. The Company has capitalized the cost of the legal settlement with Roger Ach, the Lottery Channel Inc. and Games, Inc.

2004	Cost	Accumulated amortization	Net book Value

Domain name rights	$1,934,500	$677,259	$1,257,241
Intangible assets - email list	49,436	11,947	37,489
	$1,983,936	$689,206	$1,294,730

2003	Cost	Accumulated amortization	Net book Value

Domain name rights	$1,934,500	$677,259	$1,257,241
Intangible assets - email list	49,436	2,060	47,376
	$1,983,936	$679,319	$1,304,617

5.   Debenture payable:

Debenture "A"

On April 16, 2001, the Company received a loan and issued a secured convertible Debenture "A" for $1,250,000. Bingo, Inc has subsequently acquired Debenture "A" in its entirety. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

5.   Debenture payable: (Continued)

Under the terms of the Debenture "A" interest shall accrue on the outstanding principal amount of Debenture "A" at the rate of 12% per annum from the issuance date through April 16, 2003, at which time the interest will become payable.  Thereafter, interest shall accrue and be payable on the first business day of each succeeding quarter through and including April 16, 2006.

The Company has the option to pay all accrued interest in cash, common stock of the Company, or a combination of both cash and common stock.

On April 16, 2004, the holders of Debenture "A" elected to convert the principal into 10,000,000 shares of the Company at a rate of $0.125 per share. In addition, Bingo, Inc. elected on April 16, 2004, to convert the accrued interest of $400,667 (December 31, 2003, $356,694) on Debenture "A" into 2,003,334 shares of the Company at a rate of $0.20 per share. These conversions were in accordance with the amended Debenture "A" agreement.

The common stock issued upon conversion of the Debenture "A" is subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 (the "Exchange Act").

The lenders of Debenture "A" received a total of 12,000,000 common stock purchase warrants, with an exercise price of $0.25 per share, of which 7,200,000 warrants were surrendered for cancellation by the debenture holder during the year ended December 31, 2002, in exchange for unused advertising inventory on the bingo.com website. The remaining 4,800,000 warrants expired unexercised.

The Company accounted for the value of the warrants upon issuance of the Debenture "A" in accordance with APB Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". Using the Black-Scholes option pricing model, the warrants have an estimated value of $898,394, using the following assumptions: no annual dividend, volatility of 137%, risk-free interest rate of 5.17% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($359,357) was applied to this value providing a warrant debenture discount of $539,036, which is amortized to interest expense over five years.

The total effect of the issuance of the warrants relating to Debenture "A" was to increase interest expense by $31,743 in 2004. (2003 - $107,807). At April 16, 2004, the warrant debenture discount of $215,315 remained unamortized. The Company immediately expensed this unamortized warrant debenture discount as interest expense - Warrant - Debenture Discount.

Debenture "B"

On July 2, 2002, the Company issued a convertible debenture for $145,000 of which $50,000 was received from Bingo, Inc. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

Under the terms of Debenture "B", interest accrues on the outstanding principal amount of Debenture "B" at the rate of 12% per annum through July 2, 2004, at which time the interest

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

5.   Debenture payable: (Continued)

will become payable. Thereafter, interest shall accrue and be payable on the first business day of each succeeding quarter through and including July 2, 2006. All principal, accrued but unpaid interest and any other amounts due, are due and payable at maturity on July 2, 2006.

On July 2, 2004, the holders of Debenture "B" elected to convert the principal into 966,667 shares of the Company at a rate of $0.15 per share. In addition, the holders of Debenture "B" elected on July 2, 2004, to convert the accrued interest of $34,895 (December 31, 2003, $26,124) on Debenture "B" into 174,477 shares of the Company at a rate of $0.20 per share. These conversions were in accordance with the amended Debenture "B" agreement.

The common stock issued upon conversion of the Debenture "B" is subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 (the "Exchange Act").

The holders of the Debenture "B" received a total of 580,000 common stock purchase warrants with an exercise price of $0.25 per share. The common stock purchase warrants issued in connection with the Debenture "B" are exercisable for a period of three years from the date of Debenture "B". Using the Black-Scholes model, the warrants have an estimated value of $34,038, using the following assumptions: no annual dividend, volatility of 161%, risk-free interest rate of 1.72% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($13,615) was applied to this value providing a warrant debenture discount of $20,423. The estimated discounted value of the warrants will be amortized to interest expense over four years.

The total effect of the issuance of the warrants relating to Debenture "B" was to increase interest expense by $2,582 in 2004. (2003 - $5,106). At July 2, 2004, the warrant debenture discount of $10,183 remained unamortized. The Company immediately expensed this unamortized warrant debenture discount as interest expense - warrant - debenture discount.

6.   Stockholders' equity (deficit):

The holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit the Company' ability to pay dividends on its common stock.  The Company has not declared any dividends since incorporation.  The Company's common stock has a par value of $0.001 per common stock.

(a)  Common stock issuances:

During the year ended December 31, 2004, a consultant to the Company exercised 150,000 stock options at $0.15 per share. There were no Common stock issuances during the year ended December 31, 2003.

(b)  Stock option plans:

(i)  1999 stock option plan:

The Company has reserved a total of 1,895,000 common shares for issuance under its 1999 stock option plan.  The plan provides for the granting of non-qualified stock options to directors, officers, eligible employees and contractors of the Company. The Board of

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

6.   Stockholders' equity (deficit): (Continued)

Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

As at December 31, 2004, there were a total of 1,100,000 stock options (2003 -600,000 stock options) outstanding at exercise prices ranging from $0.05 to $0.15 per share.

(ii) 2001 stock option plan:

During the year ended December 31, 2001, the Company's Board of Directors adopted the 2001 stock option plan. The Company has reserved a total of 5,424,726 common shares for issuance under the 2001 stock option plan.  The plan provides for the granting of incentive and non-qualified stock options to directors, officers, eligible employees and contractors of the Company. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

As at December 31, 2004, there were a total of 3,225,000 stock options (2004 - 1,4000,000 stock options) outstanding at exercise prices ranging from $0.05 to $0.30 per share. Of the options outstanding at December 31, 2004, a total of 2,825,000 (2003 - 850,000) were issued where 10% vests at the grant date, 15% one year following the grant date and 2% per month starting 13 months after the grant date.  A total of 715,600 (2003 - 307,100) of these common stock purchase options had vested at December 31, 2004.

A summary of stock option activity for the stock option plans for the years ended December 31, 2004 and 2003 are as follows:

	Number of shares	Weighted average exercise price
Outstanding, December 31, 2002	2,700,000	$0.59

Granted (including repriced options)	425,000	0.05
Exercised	-	-
Cancelled/forfeited or repriced	(1,125,000)	0.60
Outstanding, December 31, 2003	2,000,000	$0.47

Granted (including repriced options)	2,950,000	0.11
Exercised	(150,000)	0.15
Cancelled/forfeited or repriced	(475,000)	0.64
Outstanding, December 31, 2004	4,325,000	$0.12

The following table summarizes information concerning outstanding and exercisable stock options at December 31, 2004:

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

6.   Stockholders' equity (deficit): (Continued)

Range of exercise prices per share	Number outstanding	Number exercisable	Expiry date
$0.05	570,000	347,700	July 12, 2007
0.05	300,000	300,000	April 25, 2008
0.05	100,000	47,000	January 12, 2008
0.10	450,000	45,000	January 16, 2009
0.10	100,000	10,000	February 9, 2009
0.10	300,000	300,000	April 16, 2009
0.10	1,200,000	120,000	August 27, 2009
0.15	850,000	625,000	September 23, 2009
0.30	300,000	300,000	September 21, 2006
0.30	155,000	120,900	October 15, 2006
	4,325,000	2,215,600

During the years ended December 31, 2004 and 2003, the Company did not record any non-cash compensation expense relating to the issuance of common stock purchase options to certain employees, officers, and directors of the Company in accordance with FASB 123.

Subsequent to the year ended December 31, 2004, the holders of the Stock options exercised 435,950 stock options for $33,423.

(c)  Warrants:

Warrant "A"

During 2001, the Company issued a total of 12,000,000 stock purchase warrants in connection with the Debenture "A" financing described in note 5.  Each warrant allows the holder to purchase 1 common share at a price of $0.25 per share for a three year period from the date of issuance.

The lenders of Debenture "A" received a total of 12,000,000 common stock purchase warrants, of which 7,200,000 warrants were surrendered for cancellation by the debenture holder during the year ended December 31, 2002, in exchange for unused advertising inventory on the bingo.com website. The remaining 4,800,000 warrants expired unexercised.

Warrant "B"

During 2002, the Company issued a total of 580,000 stock purchase warrants in connection with the Debenture "B" financing described in note 5.  Each warrant allows the holder to purchase 1 common share at a price of $0.25 per share for a three year period from the date of issuance.  The warrants expire on July 2, 2005.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

7.   Commitments:

The Company leases office facilities in Vancouver, British Columbia, Canada under an operating lease agreement that expires on September 29, 2005.  Minimum lease payments under this operating lease are approximately as follows:

2005	$28,469

The Company paid rent expense totaling $32,839 for the year ended December 31, 2004 (2003 - $30,508).

8.   Income taxes:

There was no income tax benefit attributable to losses from United States of America, United Kingdom and Canadian operations for the years ended December 31, 2004 and 2003. The computed benefit differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent and various other rates for other jurisdictions to the pretax losses from operations as a result of the following:

	2004	2003
Computed "expected" tax benefit	$24,358	$80,067
Increase (reduction) in income taxes resulting from income taxes in a other tax jurisdictions	(521)	6,520
Other	(67,541)	(49,211)
Change in taxation rates in other tax jurisdictions	(44,041)	(84,520)
Change in exchange rates	322,946	159,967
Change in valuation allowance	(235,201)	(112,823)
	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

	2004	2003
Deferred tax assets:
Net operating loss carry forwards	$3,140,726	$2,905,525

Valuation Allowance	(3,140,726)	(2,905,525)
	$-	$-

The valuation allowance for deferred tax assets as of December 31, 2004 and 2003, was $3,140,726 and $2,905,525, respectively.  The net change in the total valuation allowance for the years ended December 31, 2004 and 2003, was an increase of $235,201 and $112,823, respectively.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

8.   Income taxes: (Continued)

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets.  In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, the Company will need to generate future taxable income of approximately $6,500,000 in the United States of America and approximately $2,200,000 in Canada prior to the expiration of the net operating loss carryforwards. These net operating loss carryforwards begin expiring in 2007 in Canada and 2019 in the United States of America.

9.   Related party transactions:

We have received a loan of $110,871 (2003 - $147,458) from a current director and officer as at December 31, 2004. This loan has no fixed repayment terms and is non-interest bearing. The proceeds of this loan have been used by us to fund ongoing working capital requirements.

We have received a loan for $46,171 (2003 - $43,400) from a company owned by a current director and officer of the Company. The loan is secured over certain assets that the funds were used to acquire in 2002. Interest accrues on the outstanding amount at the rate of 7% per annum and the interest is included in the balance of the loan.

In addition we have a liability for $113,065 (2003 - $192,068) to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by a current director and officer of the Company.

Bingo, Inc. was issued a total of 200,000 common stock purchase warrants in connection with the Debenture "B".  These warrants are exercisable at a price of $0.25 per share for a period of three years from the dates of issuance (July 2, 2002) of Debenture "B". A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

Payments made to Bingo, Inc. in relation to the domain name purchase payment totaled $46,343 during the year ended December 31, 2004 (2003 - $35,556).

10. Segmented information:

The Company operates in one reportable business segment, the business of providing games and entertainment based on the game of bingo through its internet portal, bingo.com, supported mainly by selling advertising on the website.  The revenue for the two years ended December 31, 2004, has been derived primarily from advertising business in the United States of America.

Concentrations

      Major customers

The Company has concentrations with respect to the volume of business conducted with several major customers. For the year ended December 31, 2004, the Company made sales of $127,476, $133,000 and $204,000 to three customers, which were in excess of 10% of total sales. For the year ended December 31, 2003, the Company made sales of $115,050

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

10. Segmented information: (Continued)

and $254,000 to two customers, which were in excess of 10% of total sales. These customers to whom sales represent more than 10% of the total sales for the last two years are agencies which represent multiple advertising customers who advertise on the Company's website.

      Equipment

The Company's equipment is located as follows:

Net Book Value	2004	2003

Canada	$42,661	$45,247
Curacao, Netherlands Antilles	76,272	-
	$118,933	$45,247

11. Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.

The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in the United States and the United Kingdom amongst a small number of customers. As of December 31, 2004, three customers, totaling $8,945, $14,000 and $17,400 accounted for total accounts receivable greater than 10%. At December 31, 2003, two customers totalling $37,747, and $10,572 accounted for total accounts receivable greater than 10%. The Company controls credit risk through monitoring procedures and receiving prepayments of cash for services rendered.  The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

12. Subsequent Event

The Board of Directors of the Company decided to merge the wholly-owned subsidiary Bingo.com, Ltd., which is incorporated under the International Business Companies Act of Anguilla, British West Indies, with Bingo.com, Inc.  Bingo.com, Ltd. will be the surviving corporation following the merger. Subsequent to the year ended December 31, 2004, the Company filed a form S-4 with the Securities Exchange Commission requesting approval of the Securities Exchange Commission for the merger to take place. The merger was approved by the Securities Exchange Commission on March 8, 2005, The merger will be effective on April 4, 2005.